Exhibit 3.1.3

Delaware	PAGE 1
The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF MERGER, WHICH MERGES:

“CHARIOT ACQUISITION SUB INC.”, A DELAWARE CORPORATION,

WITH AND INTO “INTERPOOL, INC.” UNDER THE NAME OF “INTERPOOL, INC.”, A CORPORATION ORGANIZED AND EXISTING UNDER THE LAWS OF THE STATE OF DELAWARE, AS RECEIVED AND FILED IN THIS OFFICE THE NINETEENTH DAY OF JULY, A.D. 2007, AT 10:46 O’CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

/s/ Harriet Smith Windsor
Harriet Smith Windsor, Secretary of State
2151689 8100M	AUTHENTICATION: 5854554
070829876	DATE: 07-19-07

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:46 AM 07/19/2007
FILED 10:46 AM 07/19/2007
RV 070829876 - 2151689 FILE

CERTIFICATE OF MERGER

OF

CHARIOT ACQUISITION SUB INC.

INTO

INTERPOOL, INC.

Pursuant to Section 251 of the General

Corporation Law of the State of Delaware

Interpool, Inc., a Delaware corporation, does hereby certify:

FIRST: The names and states of incorporation of the constituent corporations to this merger are as follows:

Chariot Acquisition Sub Inc. – Delaware

Interpool, Inc. – Delaware

SECOND: The Agreement and Plan of Merger, dated as of April 20, 2007 (the “Agreement and Plan of Merger”), by and among Chariot Acquisition Holding LLC, Chariot Acquisition Sub Inc. and Interpool, Inc., has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251 (and, with respect to Chariot Acquisition Sub Inc., by the written consent of its sole stockholder in accordance with Section 228) of the General Corporation Law of the State of Delaware.

THIRD: The name of the corporation surviving the merger is Interpool, Inc. (the “Surviving Corporation”).

FOURTH: The Restated Certificate of Incorporation of the Surviving Corporation shall be amended and restated to read in its entirety as set forth in Exhibit A attached hereto.

FIFTH: The executed Agreement and Plan of Merger is on file at an office of the Surviving Corporation at 211 College Road East, Princeton, New Jersey 08540. A copy will be furnished, upon request and without cost, to any stockholder of either constituent corporation.

SIXTH: This Certificate of Merger Shall be effective upon the filing thereof with the Secretary of the State of Delaware.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, this Certificate of Merger has been executed by the undersigned, a duly authorized officer of the Corporation, on behalf of the Corporation as of this 19th day of July, 2007.

INTERPOOL, INC.

By:	/s/ James F. Walsh
	Name:	James F. Walsh
	Title:	Executive Vice President
& Chief Financial Officer

[SIGNATURE PAGE TO CERTIFICATE OF MERGER]

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

INTERPOOL, INC.

FIRST: The name of the corporation is Interpool, Inc. (hereinafter, the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code, as it may be amended from time to time, or any successor law (the “GCL”).

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,000 of Common Stock, each having a par value of one penny ($.01).

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(2) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the Bylaws of the Corporation.

(3) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the Bylaws of the Corporation, Election of directors need not be by written ballot unless the Bylaws so provide.

(4) No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article FIFTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

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(5) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Amended and Restated Certificate of Incorporation, and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.

SIXTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

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